Exhibit 10.3

THIS AGREEMENT effective as of the 8th day of August, 2006.

BETWEEN:

OSCAR BERNARDO

(the "Employee")

- and -

AUDIO PRODUCTS INTERNATIONAL CORP.

a company incorporated pursuant to the laws of Ontario

("API")

WHEREAS APIC Acquisition Inc. intends to purchase all of the issued and outstanding shares of 1377658 Ontario Inc. (the "Seller"), the sole shareholder of API, pursuant to a share purchase agreement;

AND WHEREAS the Employee wishes to continue uninterrupted service and to be employed by API following the closing of the share purchase by APIC Acquisition Inc. on the terms and conditions set out herein;

AND WHEREAS, pursuant to the terms and conditions set out herein, the Employee is receiving additional consideration from API, including without limitation a signing bonus, incentive fee payment and stock options;

NOW THEREFORE WITNESSETH that in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1- SERVICES

1.1     This Agreement is conditional on the successful completion of the share purchase by

APIC Acquisition Inc. of the Seller by August 31, 2006. In the event the share acquisition is not completed by August 31, 2006, this Agreement shall be null and void. This Agreement shall not commence, if at all, until the later of the signing of this Agreement and the successful completion of the share purchase-by APIC Acquisition Inc. of the Seller.

1.2     API shall employ the Employee and the Employee shall serve API as Executive Vice-

President and Chief Operating Officer. The Employee shall be responsible for the day to day management of API, subject to oversight by the Board of Directors of Klipsch Group, Inc. ("KGI"). The Employee shall report to the President of KGI. The reporting structure may be changed in the sole discretion of the Board of Directors of KGI.

1.3     During the term of this Agreement, the Employee shall devote the whole of his time,

attention and ability to the performance of his duties and responsibilities and shall use his best efforts to promote the interests of API. The Employee shall not accept employment, or engage in self-employment, with any other individual, firm, corporation, or agency of government at any time during the term of this Agreement.

1.4     The Employee agrees to abide by the rules and regulations that API may institute from time to time.

ARTICLE 2 – COMPENSATION

2.1     API shall pay the Employee an annual base salary of $226,000 (Canadian dollars).

The base salary shall be paid monthly in arrears. The President of KGI shall review the annual base salary annually for the purposes of determining whether an increase is merited, commencing with a first review in September 2007. Such review will be consistent with other Senior Executives of KGI.

2.2     Upon commencement of this Agreement, the Employee shall receive a signing bonus of

C$113,000.00 (the "Signing Bonus"). If the Employee resigns or is terminated for just cause within 12 months of the commencement of this Agreement, the Employee agrees to re-pay one-twelfth of the Signing Bonus for each month of twelve in which he has not worked. For the purposes of this provision, the Employee agrees that API may set off amounts owed to him by API at or after his final day of employment from amounts owed to API by the Employee on account of the repayment of the Signing Bonus.

2.3     The Employee shall be eligible to earn an annual bonus of 30% of his base salary (the

"Annual Bonus"). The Employee's entitlement to the Annual Bonus shall be based on goals established by his manager, and reviewed with him, at or prior to the start of API's fiscal year. The Annual Bonus shall be based on an objective component based on the pre-tax profit of API in each fiscal year and a subjective component determined in the discretion of the Board of Directors of KGI. Such Annual Bonus shall be applied in a manner consistent with other Senior Executives of KGI. Additionally, the first year Annual Bonus will be conditioned on completion of the objectives to be provided to the Employee by the President of KGI within thirty (30) days of commencement of this Agreement, to be attached hereto and incorporated herein as Exhibit A. The Annual Bonus shall be pro-rated for partial years of employment and the Employee must be actively employed until the end of the entire fiscal year to be eligible to receive the Annual Bonus. The Employee's Annual Bonus entitlement will be determined at the end each fiscal year (June 30), and paid out in the following September.

2.4     At the end of fiscal year 2008, the Employee shall also be eligible to receive a one-time incentive bonus of C$282,500 (the "Incentive Bonus") if API's combined earnings before interest, taxes, depreciation and amortization for fiscal year 2007 and fiscal year 2008 (the "Combined EBITDA") totals C$5,650,000.00. The Combined EBITDA shall be calculated based on US GAAP.  The President of KGI may, in his sole discretion, pro-rate the Incentive Bonus. The Employee must be actively employed by API at the end of fiscal year 2008 for the Incentive Bonus to be paid. The Employee's eligibility to receive the Incentive Bonus shall cease after the 2008 fiscal year.

2.5     API shall provide the Employee with health care benefit coverage, including basic life insurance, accidental death & dismemberment insurance, dental, drug and major medical insurance, and vacation in accordance with API's practices and policies applicable at the time,

which may be amended by API from time to time. The provisions of this paragraph shall continue during the notice period provided at Article 5.3.

2.6  API shall withhold and remit to Canada Customs and Revenue Agency such portions of the Employee’s compensation as API is required to withhold and remit pursuant to the provisions of the Income Tax Act (Canada). Otherwise, the Employee is responsible for the reporting for income tax purposes of all salaries and benefits received and is solely responsible for the payment of all income taxes payable with respect to any remuneration or benefits received under this Agreement.

ARTICLE 3- CONFIDENTIAL INFORMATION, NON-SOLICITATION
AND NON-COMPETITION

3.1     The Employee acknowledges that he has and will acquire information about certain matters and things which are confidential to API and to KGI and which information is the exclusive property of API and/or KGI, including but not limited to manufacturing equipment, processes, art, techniques of manufacturing, products, software, services, systems, methods, designs, patent applications, engineering data, specifications, formulae, technical knowledge or techniques, including those under development, information concerning API's or KGI's customers or potential customers, prices, strategies, negotiations of contracts, markets, customer lists and price lists and financial and marketing information of API or KGI, and may include information supplied to the Employee in confidence by any third party (the "Confidential Information"). The Employee acknowledges such information could be used to the detriment of API. Accordingly, the Employee undertakes that during the continuance of this Agreement or at any time after the termination thereof, the Employee shall not (except in the proper course of his duties hereunder) disclose to any other person, firm or corporation without the previous consent in writing of API, any Confidential Information relating to API or KGI of which he shall become possessed while employed by API.

3.2     The Employee agrees that at all times while employed by API and thereafter, he will not disclose to any third party any Confidential Information acquired by him during the course of his employment (irrespective of whether it was acquired prior to or after commencement of this Agreement) except as is authorized or directed by API. The Employee also agrees not to use or to permit others to use any Confidential Information, or to make copies of any documents, records, lists, charts, drawings, sketches or materials, whether in printed or machine-readable form

(collectively the "Records") containing any Confidential Information, except as may be authorized by API for purposes relating to the performance by the Employee of his duties.

3.3     The Employee acknowledges that all Records, including all copies, containing any Confidential Information belong exclusively to API. Upon the termination of his employment, or at any time at the request of API, the Employee will deliver all Records to API. The Employee agrees to comply with all security measures and to follow all instructions provided by API in order to safeguard and protect any Confidential Information. The Employee will advise API of any unauthorized disclosure or use of any Confidential Information of which he becomes aware at any time while employed by API.

3.4These provisions shall also not prevent the Employee from making any disclosure of Confidential Information which he is required to make under any law.

3.5     The Employee shall not, during the term of his employment and for a period of one (1) year from the termination for any reason of his employment with API, solicit or attempt to solicit, either directly or indirectly, or conduct business on behalf of any customers, agents, dealers and suppliers of API on behalf of himself or any third party. Customers are entities with which the Employee has had contact with for the purpose of conducting business with or performing services for or on behalf of API in the 18 month period preceding the termination of his employment for any reason and any customer whom API confirms to the Employee, in writing at the time of the termination of his employment, are "customers" for the purposes of this section.

3.6     The Employee shall not, during the term of his employment and for one (1) year from the termination for any reason of his employment with API, take any steps or make an approach, either directly or indirectly, to any employee of API calculated to cause any employee to leave his or her employment with API.

3.7     The Employee agrees that he will not, during the term of his employment and for one (1) year from the termination for any reason of his employment with API, directly or indirectly, be engaged with or render services on behalf of any business which is the same or similar to the business of the manufacturing, marketing, selling and distributing of loudspeakers, personal audio and audio systems (the "Company Business") or competitive with the Company Business anywhere within the primary Canadian and U.S. markets served by KGI at the time of termination:

as a principal, partner or employee;

(i)	As a principal, partner or employee;
(ii)

as an officer, director or similar official of any incorporated or unincorporated entity (including, without restricting the generality of the foregoing, any corporation, partnership, joint venture, association, syndicate or trust) engaged in any of the activities included as part of the Company Business (each of which entities is hereinafter referred to as the "Other Entity");

(iii)	as a consultant or advisor to or agent of any Other Entity;
(iv)

as a holder of shares in any Other Entity in such number which, together with all shares in such Other Entity which are subject to an agreement to, or which in fact, vote (or otherwise act) in concert with the Employee exercise the effective control of any such Other Entity;

(v)	by canvassing or soliciting on behalf of the Other Entity orders for Company Business; or
(vi)	by providing, directly or indirectly, financial or other assistance to a business which is substantially similar to the Company Business.

3.8     In the event that the Employee's employment is terminated without just cause, the restrictions contained in section 3.5, 3.6 and 3.7 will only apply if API provides notice or pay in lieu of notice in accordance with section 5.3 of this Agreement.

ARTICLE 4 - OWNERSHIP OF DEVELOPMENTS

4.1     The Employee shall promptly make full disclosure to API of any knowledge acquired by him at any time while employed by API of all sales contracts, customer purchases, discoveries, inventions, improvements, developments, enhancements or adaptations (collectively the "Developments") made or conceived by him relating in any way to any products, services, systems, software, designs, trade secrets, methods or techniques of API or which API is entitled to use.

4.2     All Developments which the Employee may conceive or make, either alone or jointly with others, during the term of his employment by API, whether in or out of regular office hours, and whether or not on the premises of API shall be and remain the exclusive property of API, and API shall own all copyright, trade secret and other intellectual property rights therein, subject to the rights of any third party under any agreement with API.

4.3     The Employee shall promptly execute and deliver all documents and instruments and shall take any steps as are requested by API at any time (either while employed by API or thereafter) to enable API to obtain full ownership of and to exercise exclusive rights to, all Developments throughout the world.

4.4     The Employee waives any rights to be designated as the author or developer of any

Developments, the right to receive any remuneration therefore (other than that to which he is entitled as an employee of API), and the right to restrict any modifications or exploitation in any other manner of the Developments by API, including all moral rights in the Developments.

ARTICLE 5 - TERM AND TERMINATION

5.1     The Employee shall be employed for an indefinite duration, subject to termination as provided hereunder. The Employee's previous service shall be recognized except for the purposes of any notice period provided in Section 5.3.

5.2     API shall be entitled to terminate this Agreement at any time and without notice, or payment in lieu thereof, if the conduct of the Employee is such as to constitute just cause for summary dismissal. The parties agree that just cause shall include the wilful refusal or failure of the Employee to follow the directions of the Board of Directors or President of KGI (or his then current direct supervisor) or any other cause deemed sufficient in law or in any other circumstances in which no notice or payment in lieu thereof is require d by law.

5.3     API shall be entitled to terminate this Agreement at any other time without just cause upon providing twelve (12) months' notice of termination or, at the sole discretion of API, payment in lieu of notice (or a combination of both) if Employer exercises this right during the first year, and thereafter an additional one month notice for every subsequent year of service to a  maximum of 24 months. Payment pursuant to this clause may be made by API as a lump sum, or by way of salary continuance, at API's sole discretion, subject to any contrary requirements in the Ontario Employment Standards Act, 2000, as amended from time to time. The Employee acknowledges that the providing of such notice, or pay in lieu of notice, and benefit coverage pursuant to Section 2.5 for the full notice period, is in complete satisfaction of all statutory and con-in-ion law entitlements to notice, pay in lieu of notice or severance pay that he would otherwise have.

5.4    In the event that the Employee breaches any of the covenants and provisions contained in Articles 3 and 4 of this Agreement, API shall have no obligation to provide the Employee with any further notice or pay/benefits in lieu of notice as of the date of the breach.

5.5     In the event of death or permanent disability, this Agreement will automatically terminate and no further payments under this Agreement shall be due to the Employee.

5.6     The Employee shall provide API with six (6) months notice in writing in the event that he wishes to terminate his employment hereunder.

ARTICLE 6 – GENERAL

6.1     The Employee acknowledges and agrees that the breach by him of any provision of this Agreement will cause irreparable damage to API, and that upon any such breach, API shall be entitled to equitable relief, including injunctive relief and specific performance, without the necessity to provide an undertaking for damages, and shall be further entitled to an accounting of all earnings, profits or other benefits acquired by the Employee as a result of such breach, and to any other remedy now or hereafter provided at law for such breach.

6.2     The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall a waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

6.3     With the exception of any stock plan and/or stock option agreements applicable to be executed between Employer and Employee, this Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all previous agreements between the parties, whether written or oral, with respect to the subject matter hereof.

6.4     This Agreement shall be construed and governed by the laws of the Province of Ontario.

All disputes arising from this Agreement or the employment of the Employee shall be resolved in the courts or administrative tribunals of the Province of Ontario, as applicable, unless the parties mutually agree to submit any such dispute to arbitration, in which case the costs of arbitration shall be shared equally between the parties.

6.5     In the event that any provision in this Agreement or part thereof shall be deemed void or invalid by a Court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect.

6.6     The Employee confirms that he has been offered an opportunity to obtain independent legal advice regarding the terms of the within Agreement. Further, it is confirmed by the Employee that this Agreement has been entered into freely, voluntarily and without duress.

IN WITNESS WHEREOF, this Agreement has been duly executed.

SIGNED, SEALED AND DELIVERED

in the presence of:

/s/ Tom Payton/s/ Oscar Bernardo

WITNESS: Tom PaytonOSCAR BERNARDO

AUDIO PRODUCTS INTERNATIONAL

/s/_Michael F. Klipsch____________

Title: Chief Counsel, COO, & President

EXHIBIT A
FIRST YEAR OBJECTIVES
To be supplemented